Exhibit 10.31

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. OMITTED INFORMATION HAS BEEN REPLACED WITH ASTERISKS [***]

Final Execution Copy

AMENDED AND RESTATED LICENSE AGREEMENT

DATED AS OF JUNE 15, 2022

BY AND BETWEEN

THE TRUSTEES OF THE UNIVERSITY OF PENNSYLVANIA

AND

OPUS GENETICS INC.

EXHIBIT A-1	PENN PATENT RIGHTS
EXHIBIT A-2	LICENSED INFORMATION
EXHIBIT B-1	DILIGENCE EVENTS
EXHIBIT B-2	MILESTONES
EXHIBIT B-3	ROYALTIES
EXHIBIT B-4	MINIMUM ANNUAL ROYALTIES
EXHIBIT B-5	PENN SUBLICENSE INCOME
APPENDIX I	EQUITY ISSUANCE AGREEMENT
APPENDIX II	FORM OF FINANCIAL REPORT
APPENDIX III	CLIENT & BILLING AGREEMENT
APPENDIX IV	DEVELOPMENT PLAN
APPENDIX V	SUBLICENSE DEVELOPMENT REPORT

-i-

UNIVERSITY OF PENNSYLVANIA

LICENSE AGREEMENT

This Amended and Restated License Agreement (this “Agreement”) amends and restates that certain Patent License Agreement (the “Original Agreement”) executed and effective as of August 5, 2021 (“Original Agreement Effective Date”) by and between The Trustees of the University of Pennsylvania, a Pennsylvania nonprofit corporation (“Penn”), and Opus Genetics Inc., a Delaware corporation (“Licensee”). Penn and Licensee may be referred to herein as a “Party” or, collectively, as “Parties”. This Agreement is being signed on June 15, 2022 (“Execution Date”). This Agreement will become effective on June 15, 2022 (“Effective Date”).

RECITALS

WHEREAS, Penn owns and controls certain innovative technologies for the treatment of retinal disorders caused by a mutation or mutations in the lebercilin (LCA5) gene and the RDH12 gene, resulting in Leber congenital amaurosis 5 (LCA5) and Leber congenital amaurosis 13 (LCA 13) [***] that were developed at Penn by Dr. Jean Bennett and others (as identified on the patents and patent applications) (the “Inventor(s)”);

WHEREAS, Penn filed patent application(s) listed in Exhibit A-1 covering the technology;

WHEREAS, under the Original Agreement, Penn exclusively licensed to Licensee, Penn’s intellectual property rights in the aforementioned patent application(s) in a manner that will benefit the public and best facilitate the distribution of useful products and the utilization of new technology, consistent with Penn’s educational and research missions and goals, which license will continue in effect under the terms and conditions of this Agreement;

WHEREAS, under the Original Agreement, Licensee licensed Penn’s intellectual property rights in the aforementioned patent application(s) to develop, manufacture and commercialize (or otherwise make available) such technology, and will continue to do so under the terms and conditions of this Agreement;

WHEREAS, Penn disclosed certain Licensed Information [***] listed in Exhibit A-2;

WHEREAS, Penn desires to non-exclusively license, to Licensee, such Licensed Information, in a manner that will benefit the public and best facilitate the distribution of useful products and the utilization of new technology, consistent with Penn’s educational and research missions and goals;

WHEREAS, Licensee desires to non-exclusively license from Penn, such Licensed Information on the terms and conditions of this Agreement; and

WHEREAS, Penn and Licensee desire to amend and restate the Original Agreement to reflect these changes.

NOW, THEREFORE, in consideration of the various promises and undertakings set forth herein, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1
“Achievement Date” means, with respect to a Diligence Event, the corresponding date such Diligence Event is to be achieved as provided in Exhibit B-1 attached hereto subject to modification pursuant to Section 3.3 below.

1.2
“Affiliate” means a Person that controls, is controlled by or is under common control with a Party, but only for so long as such control exists. For the purposes of this Section 1.2, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such Person or entity, whether by the ownership of more than fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

1.3	“Commercially Reasonable Efforts” means [***].

1.4
“Confidential Information” of a Party, means (i) information relating to the business, operations or products of a Party or any of its Affiliates, including any know-how, that such Party has disclosed to the other Party under the Original Agreement or discloses to the other Party under this Agreement, or otherwise becomes known to the other Party by virtue of this Agreement, and (ii) the terms of this Agreement; provided that Confidential Information shall not include information that:

(a)	is or becomes generally available to the public other than as a result of disclosure by the recipient;

(b)	is already known by or in the possession of the recipient at the time of disclosure by the disclosing Party;

(c)	is independently developed by recipient without use of or reference to the disclosing Party’s Confidential Information; or

(d)	is obtained by recipient from a Third Party that has not breached any obligations of confidentiality.

1.5
“Controlled” means, with respect to intellectual property rights, that a Party or one of its Affiliates owns or has a license or sublicense to such intellectual property rights and has the ability to provide to, grant a license or sublicense to, or assign its right, title and interest in and to, such intellectual property rights as provided for in this Agreement without violating the terms of any agreement or other arrangement with any Third Party.

1.6
“Development Plan” means the development plan provided by Licensee to Penn that provides the activities, and the associated timelines of when such activities shall be conducted (including in detail the activities that shall be conducted in the calendar year following the submission of such Development Plan to Penn), in order to develop a Product for commercialization. The initial Development Plan is attached hereto as Appendix IV.

1.7	“Diligence Event” means each of the events that Licensee is expected to accomplish in the development of a Product as provided in Exhibit B-1 attached hereto.

1.8	“Field of Use” means all fields of use.

1.9
“First Commercial Sale” means, on a country-by-country basis, the first commercial transfer or disposition for value of Product in such country to a Third Party by Licensee, or any of its Affiliates or Sublicensees, in each case, after all Governmental Approvals have been obtained for such country.

1.10	“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

1.11
“Governmental Approval” means, with respect to a Product in a country or region, the approval, clearance, license, registration or authorization (including but not limited to emergency use authorization) by the relevant Governmental Body, if applicable, for the commercialization of such Product in such country.

1.12
“Governmental Body” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, provincial, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (d) multi-national or supranational organization or body; or (e) individual, entity, or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

1.13	“Intellectual Property” means the Penn Patent Rights.

1.14	“Law” or “Laws” means all applicable laws, statutes, rules, regulations, ordinances and other pronouncements having the binding effect of law of any Governmental Body.

1.15	“Licensed Information” means [***].

1.16	“Limelight” means Limelight Bio, Inc.

1.17	“Net Sales” means [***].

1.18
“Patent Rights” means any of the following, whether existing now or in the future anywhere in the world: issued patent, including inventor’s certificates, substitutions, extensions, confirmations, reissues, re-examination, renewal or any like governmental grant for protection of inventions, and any pending application for any of the foregoing.

1.19
“Penn Patent Rights” means (a) the Patent Rights listed in Exhibit A-1 Controlled by Penn as of the Effective Date, (b) any continuations, provisionals, continued prosecution applications, substitutions, extensions and term restorations, registrations, confirmations, reexaminations, renewals or reissues thereof, including divisions, but excluding continuations-in-part except to the extent of claims entirely supported in the specification and entitled to the priority date of the parent application, and (c) any corresponding foreign Patent Rights to the foregoing. Notwithstanding the above, Penn Patent Rights does not include the Carve-Out Patent Rights.

1.20
“Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government or agency or political subdivision thereof.

1.21
“Product” means any (a) process, service or method covered by a Valid Claim or whose use or practice would, absent the License, constitute an infringement, inducement of infringement or contributory infringement of any Valid Claim (“Method”), (b) article, composition, apparatus, substance, chemical or any other material covered by a Valid Claim or whose manufacture, import, use offer for sale or sale would, absent the License, constitute an infringement, inducement of infringement or contributory infringement of any Valid Claim; or (c) service, article, composition, apparatus, chemical, substance or any other material imported, made, used or sold by or utilizing or practicing a Method or (d) product, service, method, article, composition, apparatus, substance, chemical or any other material which incorporates, consists of, makes use of or is made through use of or could not be made but for the use of Licensed Information.

1.22
“Product Category” means either (a) any Products directed towards treatment or correction of mutation of LCA5 (the “LCA5 Products”), or (b) any Products directed towards treatment or correction of mutation of RDH12 (the “RDH12 Products”). [***]

1.23	“Sale” means [***].

1.24
“Sublicensee” means a Person (including any Affiliate) to which a Sublicense is granted pursuant to the terms of Section 2.4. For further clarity, Sales by Licensee, Affiliate or Sublicensee to a wholesaler or distributor other than for the account of the Licensee, Affiliate or Sublicensee or under a Sublicense are prohibited. In the event that Licensee wishes to amend this Agreement to permit Sales by distributors other than for the account of Licensee, Licensee shall notify Penn in writing and Penn will promptly consider such request in good faith.

1.25
“Sublicense Documents” means any and all written agreements, amendments or written understandings entered into with a Sublicensee (including any of its Affiliates) that are directly related to a Sublicense, Penn Patent Rights or Product. For clarity, a development agreement or distribution agreement for a Product is a Sublicense Document.

1.26	“Sublicense Income” means [***].

1.27
“Tax” means all taxes, duties, fees, premiums, assessments, imposts, levies, rates, withholdings, dues, government contributions and other charges of any kind whatsoever, whether direct or indirect, together with all interest, penalties, fines, additions to tax or other additional amounts, imposed by any Governmental Body.

1.28	“Third Party” means any Person other than Penn, Licensee or any of their respective Affiliates.

1.29	“Third Party Royalties” means [***].

1.30	“United States” or “US” means the United States of America, its territories and possessions.

1.31	“USD” or “$” means the lawful currency of the United States of America.

1.32
“Valid Claim” means a claim of (a) an issued and unexpired patent in Penn Patent Rights which claim has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no further appeal can be taken or has been taken within the time allowed for appeal, and has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer; or (b) a pending patent application that is included in Penn Patent Rights which was filed and is being prosecuted in good faith, and has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application (each a “Pending Patent Application”).

1.33	Other Terms. The definition of each of the following terms is set forth in the section of the Agreement indicated below:

Defined Term	Section
Adjustment Equity	4.2.2(a)
Advance Payment	5.2.3
Agreement	Preamble
Bankruptcy Action	0
Carve-Out Patent Rights	3.3.2
Common Equity	4.2.1
Effective Date	Preamble
Financial Report	4.8
Historic Patent Costs	5.2.1
Infringement Notice	5.4.1
Inventor(s)	Recitals
License	2.1
Licensee	Preamble
Maintenance Fee	4.3
Method	1.21
Milestone	4.4.1
Milestone Payment	4.4.1
Minimum Annual Royalty	4.5.3
Ongoing Patent Costs	5.2.2
Parties	Preamble
Party	Preamble
Patent Costs	5.2.1
Patent Counsel	5.1.1
Patent Termination Notice	5.3
Penn	Preamble
Penn Indemnitees	7.1.1.1
Penn Sublicense Income	4.6
Progress Report	3.4.1
Prosecution Request	5.1.2
Royalty	4.5
Sublicense	2.4.1
Term	8.1

ARTICLE 2
LICENSES AND OTHER RIGHTS

2.1
Grant of License. Subject to the terms and conditions of this Agreement, Penn hereby grants to Licensee (i) an exclusive, royalty-bearing right and license (with the right to sublicense through multiple tiers as provided in, and subject to, the provisions of Section 2.4) under Penn Patent Rights, in all jurisdictions where Penn Patent Rights exist (“Exclusive License”) and (ii) a non-exclusive, royalty-bearing right and license (with the limited right to sublicense as provided in and subject to, the provisions of Section 2.4) to Licensed Information (“Non-Exclusive License”), to make, have made, use, sell, offer for sale and import Product in the Field of Use during the Term (the Exclusive License and Non-Exclusive License, collectively referred to hereafter as “License”).

2.2
Retained Rights. Notwithstanding the License, Penn retains the right under Penn Patent Rights to: (a) conduct educational, research and clinical activities itself and (b) authorize non-commercial Third Parties to conduct educational, research and clinical activities. For clarity, Penn retains the right to use and authorize Third Parties to use Licensed Information for any purpose.

2.3
U.S. Government Rights. The License is expressly subject to all applicable provisions of any license to the United States Government executed by Penn and is subject to any overriding obligations to the United States Federal Government under 35 U.S.C. §§200-212, applicable governmental implementing regulations, and the U.S. Government sponsored research agreement or other guidelines, including that products that result from intellectual property funded by the United States Federal Government that are sold in the United States be substantially manufactured in the United States. In the event that Licensee believes in good faith that substantial manufacture of such product is not commercially feasible in the United States and makes a request to Penn in writing to assist in obtaining a waiver of such requirement from the United States Government, then Penn shall, at the expense of Licensee, use reasonable efforts to assist in obtaining such waiver.

2.4	Grant of Sublicense by Licensee.

2.4.1
Penn grants to Licensee the right to grant sublicenses through multiple tiers, in whole or in part, under the License (each, a “Sublicense”) subject to the terms and conditions of this Agreement and specifically this Section 2.4. For clarity, a sublicense to the Non-Exclusive License may only be granted in conjunction with a sublicense to the Exclusive License. The term Sublicense shall include any grant of rights under the License by a Sublicensee to any downstream third party, such downstream third party shall also be considered a Sublicensee for purposes of this Agreement.

2.4.2
All Sublicenses will (i) be issued in writing, (ii) to the extent applicable, include all of the rights of Penn and require the performance of obligations due to Penn (and, if applicable, the U.S. Government under 35 U.S.C. §§200-212) contained in this Agreement and (iii) include no less than the following terms and conditions:

(a)
Reasonable record keeping, audit and reporting obligations sufficient to enable Licensee and Penn to reasonably verify the payments due to Licensee and Penn under such Sublicense and to reasonably monitor such Sublicensee’s progress in developing and/or commercializing Product, provided that such obligations shall be no less stringent than those provided in this Agreement for Licensee.

(b)
Infringement and enforcement provisions that do not conflict with the restrictions and procedural requirements imposed on Licensee and do not provide greater rights to Sublicensee than as provided in Section 5.4.

(c)	Confidentiality provisions with respect to Confidential Information of Penn consistent with the restrictions on Licensee in Section 5.6 of this Agreement.

(d)	Covenants by Sublicensee that are equivalent to those made by Licensee in Section 6.4.

(e)
A requirement of indemnification of (x) Penn by Sublicensee that is equivalent to the indemnification of Penn by Licensee under Section 7.1.1 of this Agreement, and (y) Limelight by Sublicensee that is equivalent to the indemnification of Limelight by Licensee under Section 7.1.2 of this Agreement.

(f)
A requirement of obtaining and maintaining insurance by Sublicensee that is equivalent to the insurance requirements of Licensee under Section 7.2 of this Agreement, including coverage under such insurance of Penn as provided in Section 7.2.

(g)	Restriction on use of Penn’s names etc. consistent with Section 9.4 of this Agreement.

(h)	A requirement of antidiscrimination by Sublicensee no less stringent than that provided in Section 9.5 of this Agreement.

(i)	A requirement that Penn is a third party beneficiary of such Sublicense; and that Limelight is a third party beneficiary of such Sublicense.

(j)	[***]

2.4.3
Within [***] of the execution of a Sublicense Document, Licensee shall provide a complete and accurate copy of such Sublicense Document to Penn, in the English Language. Notwithstanding the foregoing, Licensee may redact any such Sublicense Document only with respect to technology other than the Penn Patent Rights and to the extent necessary to preserve the confidentiality of confidential information of Sublicensee, provided that sufficient information remains unredacted to allow Penn to assess whether Licensee and Sublicensee are in compliance with the terms and conditions of this Agreement and to verify amounts owed to Penn in connection with such Sublicense, provided that upon written request of Penn, Licensee shall promptly provide a complete and accurate copy of such Sublicense Document to Penn, in the English Language. Penn’s receipt of a Sublicense Document, however, will constitute neither an approval nor disapproval of the Sublicense Document nor a waiver of any right of Penn or obligation of Licensee under this Agreement.

2.4.4	Licensee shall provide an annual Sublicense Development Report on or before December 1 of each year during the Term (“SDR Report”) a form of which is attached hereto as Appendix V.

2.5
No Implied License. Each Party acknowledges that the rights and licenses granted in this Agreement are limited to the scope expressly granted. Accordingly, except for the rights expressly granted under this Agreement, no right, title, or interest of any nature whatsoever is granted whether by implication, estoppel, reliance, or otherwise, by either Party to the other Party. All rights with respect to any know-how, patent or other intellectual property rights that are not specifically granted herein are reserved to the owner thereof.

ARTICLE 3
DILIGENCE

3.1
Development Plan. No later than December 1 of each year during the Term, Licensee shall submit an updated Development Plan, which shall include amendments and revisions to any long term development activities and detailed activities to be conducted in the following calendar year, provided that such updated Development Plan for a given Product shall not be due after the First Commercial Sale of that Product in the United States. Notwithstanding the foregoing, Licensee shall provide to Penn such other information as is requested by a Governmental Body that is required pursuant to Law, including 37 C.F.R. 401.

3.2
General Diligence. Licensee shall use Commercially Reasonable Efforts to develop and commercialize a Product in the Field of Use. The efforts of an Affiliate or Sublicensee shall be considered the efforts of Licensee.

3.3	Diligence Events.

3.3.1
Licensee shall achieve each Diligence Event as set forth in Exhibit B-1 by the corresponding Achievement Date. Licensee may extend any Achievement Date for a Diligence Event by [***] at no cost. After [***], Licensee may extend any Achievement Date for a Diligence Event by [***], but not more than [***] per Diligence Event, by making a [***] payment to Penn prior to the expiration of the Achievement Date for each such Diligence Event. Beyond the [***] extensions, Licensee will be permitted [***] more increments of [***] per Diligence Event, by making a [***] payment to Penn prior to expiration of the Achievement Date for each such Diligence Event. Notwithstanding the foregoing, the Achievement Dates for the Diligence Events relating to Licensee equity funding may not be extended by Licensee without the prior written consent of Penn.

3.3.2
Penn’s sole and exclusive remedy with respect to Licensee’s failure to achieve a Diligence Event by the corresponding Achievement Date and extensions per Section 3.3.1 shall be its right to terminate the License with respect to the Penn Patent Rights corresponding to the Product Category for which the Licensee failed to achieve any such Diligence Event. Penn may terminate such Penn Patent Rights, upon written notice, with immediate effect. Such patent application and patent(s) will thereafter not be part of the Penn Patent Rights (“Carve-Out Patent Rights”) and therefore not subject to this Agreement, including the License, and Licensee will have no further rights to license them. Licensee shall cease using such Penn Patent Rights effective immediately. Penn may continue prosecution and maintenance of such Carve-Out Patent Rights in its sole discretion and use and otherwise dispose of such rights without any further obligation to Licensee.

3.4	Progress Reports.

3.4.1
So long as Licensee continues to develop Products, Licensee on an annual basis, but in no event later than December 1st of each calendar year, shall submit to Penn a progress report (each, a “Progress Report”) covering Licensee’s (and any Affiliates’ and Sublicensees’) activities related to the development of all Products and the obtaining of Governmental Approvals necessary for commercialization of Products.

3.4.2	Each Progress Report must include all of the following for each annual period:

[***]

ARTICLE 4
FINANCIAL PROVISIONS

4.1	Issue Fee. [***]

4.2	Equity Issuance. As additional consideration for the License:

4.2.1
To the extent not previously issued under the Original Agreement, Licensee shall, within [***] of the Effective Date, and subject to Penn’s execution and delivery to Licensee of an Equity Issuance Agreement in substantially the form attached hereto as Appendix I, issue to Penn shares of common stock of Licensee (“Common Equity”), which is equal to [***] of stock of Licensee outstanding on a fully diluted basis as of the Original Agreement Effective Date, assuming the exercise, conversion and exchange of all outstanding securities of the Licensee for or into shares of Common Equity of Licensee. To the extent not previously delivered under the Original Agreement, Licensee shall also within [***] of the Effective Date deliver a stock certificate in the name of Penn reflecting the Common Equity.

4.2.2

(a)
Licensee shall also issue additional Common Equity to Penn (“Adjustment Equity”) until such time as [***] has been raised by Licensee in Net Proceeds from the sales of equity securities of the Licensee or securities convertible into equity (which shall not include Licensee’s Series A Preferred Stock), so that after issuance of the Adjustment Equity, Penn still owns [***] of stock of Licensee outstanding on a fully diluted basis. [***].

(b)
Licensee shall also issue additional Adjustment Equity to Penn until such time as [***] has been raised by Licensee in Net Proceeds from the sales of equity securities of the Licensee, so that after issuance of the Adjustment Equity, Penn still owns [***] of stock of Licensee outstanding on a fully diluted basis.

(c)
Penn shall be issued Adjustment Equity within [***] after any issuance of stock or stock equivalent by Licensee. In all such adjustments, any increase in the number of shares of stock reserved for any option plan for employees, consultants, directors and so forth authorized in connection with a financing shall be deemed to have been authorized prior to the sale of securities. For clarity, Adjustment Equity shall be issued at no additional consideration from Penn to Licensee and Licensee shall within [***] of issuance of Adjustment Equity deliver a stock certificate in the name of Penn reflecting the Adjustment Equity.

4.3
License Maintenance Fee. As further consideration for the License, Licensee will pay an annual maintenance fee (“Maintenance Fee”) of [***]. The Maintenance Fee will not be due and payable on any anniversary of the Original Agreement Effective Date if on that date Licensee is commercially selling Product and paying an earned royalty to Penn on the Sales of that Product. For clarity, the Maintenance Fee is non-refundable, is not an advance against royalties due to Penn or any other amounts due to Penn.

4.4	Milestone Payments.

4.4.1
As additional consideration for the License, Licensee will pay Penn the milestone payments (each, a “Milestone Payment”) provided in Exhibit B-2 attached hereto upon the first Product within each Product Category to achieve the corresponding milestone (each, a “Milestone”), whether achieved by Licensee or an Affiliate or Sublicensee. Licensee shall promptly notify Penn in writing of the achievement of any such Milestone and Licensee shall pay Penn in full the corresponding Milestone Payment within [***] of such achievement. For clarity, each Milestone Payment is non-refundable, is not an advance against royalties due to Penn or any other amounts due to Penn.

4.4.2
Each time a Milestone is achieved with respect to a particular Product Category, then any other Milestone Payments with respect to earlier Milestones for such Product Category that have not yet been paid will be due and payable together with the Milestone Payment for the Milestone that is actually achieved.

4.4.3	For clarity, milestones are due and payable on Products and on products that, upon approval of the applicable Governmental Body, would become Products.

4.5	Royalties.

As further consideration for the License, Licensee shall pay to Penn a non-refundable, non-creditable royalty on all Net Sales of Product (“Royalty”) as set forth in Exhibit B-3 attached hereto. [***].

4.5.1	[***]

4.5.2	Licensee must pay Royalties owed to Penn on a calendar quarter basis on or before the following dates:

(a)	[***] for any Sales that took place on or before the last day of the calendar quarter ending December 31, of the prior year;

(b)	[***] for any Sales that took place on or before the last day of the calendar quarter ending March 31 of such calendar year;

(c)	[***] for any Sales that took place on or before the last day of the calendar quarter ending June 30 of such calendar year; and

(d)	[***] for any Sales that took place on or before the last day of the calendar quarter ending September 30 of such calendar year.

4.5.3
Licensee shall pay to Penn the minimum annual royalties (“Minimum Annual Royalty”) provided in Exhibit B-4 attached hereto during each of the following calendar years after the year in which the First Commercial Sale occurred in any country. Licensee will pay the Minimum Annual Royalty on January 15th of each calendar year it is due, provided that the Minimum Annual Royalty paid for a calendar year shall be credited solely toward Royalties due in such calendar year.

4.5.4
If Licensee is obligated to pay Third Party Royalties, then Licensee may deduct [***] of such consideration paid to such Third Party, including royalties, for a license under such Patent Rights from any Royalties due under this Agreement, provided that:

(a)	[***]

(b)	In no event shall all Royalties due to Penn in any reporting period be so reduced by more than [***] of the amount that would otherwise be due to Penn under this Agreement.

4.6
Penn Sublicense Income. Licensee will pay to Penn a percentage of Sublicense Income as provided in Exhibit B-5 attached hereto (“Penn Sublicense Income”). Licensee will make such payment to Penn on or before the following dates:

4.6.1	[***] for any Sublicense Income received by Licensee on or before the last day of the calendar quarter ending December 31, of the prior year;

4.6.2	[***] for any Sublicense Income received by Licensee on or before the last day of the calendar quarter ending March 31 of such calendar year;

4.6.3	[***] for any Sublicense Income received by Licensee on or before the last day of the calendar quarter ending June 30 of such calendar year; and

4.6.4	[***] for any Sublicense Income received by Licensee on or before the last day of the calendar quarter ending September 30 of such calendar year.

4.7
Mode of Payment and Currency. All payments to Penn hereunder shall be made by deposit of USD in the requisite amount to the “The Trustees of the University of Pennsylvania” and will be made by delivery to any one of the following:

[***]

Payments under this Agreement shall be made in USD. All amounts payable to Penn pursuant to this Section 4 shall be calculated first in the currency of the jurisdiction in which payment was made, and if not in the United States, then converted into USD. The exchange rate for such conversion shall be the average of the rate quoted in The Wall Street Journal for the last business day of each month in the calendar quarter in which such Royalty payment is made.

4.8
Royalty and Penn Sublicense Income Reports. Within [***] after the end of each calendar quarter [***], Licensee shall deliver to Penn a report (“Financial Report”) setting out all details necessary to calculate the Royalty and Penn Sublicense Income due under this Article 4 for such calendar quarter, including:

[***]

Each Financial Report shall be in the form of the sample report attached hereto as Appendix II. For clarity, no such Financial Report shall be required prior to First Commercial Sale or first receipt of Sublicense Income.

4.9
Late Payments. In addition to any other remedies available to Penn, including the right to terminate this Agreement, any failure by Licensee to make a payment within [***] after the date when due shall obligate Licensee to pay computed interest, the interest period commencing on the due date and ending on the actual payment date, to Penn at a rate per annum equal to [***], or the highest rate allowed by Law, whichever is lower.

4.10
Default Payment. In the event of default in payment of any payment owing to Penn under the terms of this Agreement, and if it becomes necessary for Penn to undertake legal action to collect said payment, Licensee shall pay reasonable, documented out-of-pocket legal fees and costs incurred in connection therewith.

4.11	Accounting. Each Party shall calculate all amounts, and perform other accounting procedures required, under this Agreement and applicable to it in accordance with GAAP.

4.12
Books and Records. Licensee will keep accurate books and records of all Products developed, manufactured, used or sold and all Sublicenses, collaboration agreements and joint venture agreements entered into by Licensee that involved Penn Patent Rights. Licensee will preserve these books and records for at least [***] from the date of the Financial Report to which they pertain. Upon reasonable notice, key personnel, books and records will be made reasonably available and will be open to examination by representatives or agents of Penn during regular office hours to determine their accuracy and assess Licensee’s compliance with the terms of this Agreement, provided that Licensee shall not have an obligation to provide access more than [***] in any given [***] period.

4.13
Audits. In addition to the right of Penn to examine the books and records and interview key personnel as provided in Section 4.12 above, Penn, at its own cost, through an independent auditor reasonably acceptable to Licensee (and who has executed an appropriate confidentiality agreement reasonably acceptable to Licensee that requires the auditor to keep any information learned by it confidential except as needed to report its audit conclusions to Penn), may inspect and audit the relevant records of Licensee pertaining to the calculation of any Milestones, Royalties and Penn Sublicense Income due to Penn under this Agreement. Licensee shall provide such auditors with access to the records during reasonable business hours. Such access need not be given to any such set of records [***] after the date of any report to be audited. Penn shall provide Licensee with written notice of its election to inspect and audit the records related to the Milestones and Royalties due hereunder not less than [***] prior to the proposed date of review of Licensee’s records by Penn’s auditors. Should the auditor find any underpayment of Milestones, Royalties or Penn Sublicense Income by Licensee, Licensee shall (a) promptly pay Penn the amount of such underpayment; (b) shall reimburse Penn for the cost of the audit, if such underpayment equals or exceeds the higher of (i) [***] or (ii) [***]; and (c) provide such auditors with an audit right exercisable within [***] after Penn receives the audit report. If the auditor finds overpayment by Licensee, then Licensee shall have the right to deduct the overpayment from any future milestones or royalties due to Penn by Licensee or, if no such future milestones or royalties are payable, then Penn shall refund the overpayment to Licensee within [***] after Penn receives the audit report. Licensee may designate competitively sensitive information which such auditor may see and review but which it may not disclose to Penn; provided, however, that such designation shall not restrict the auditor’s investigation or conclusions.

4.14	Taxes. All payments made by Licensee to Penn under the Agreement shall be made free and clear of and without any deduction for or on account of any Taxes on or with respect to such payments.

ARTICLE 5
INTELLECTUAL PROPERTY

5.1	Patent Filing Prosecution and Maintenance.

5.1.1
Penn Patent Rights will be held in the name of Penn and obtained with counsel selected by Penn and reasonably acceptable to Licensee (“Patent Counsel”). Penn shall control all actions and decisions with respect to the filing, prosecution and maintenance of Penn Patent Rights and will consider any reasonable comments or suggestions by Licensee with respect to same. Penn will instruct Patent Counsel to copy Licensee on all correspondence related to Penn Patent Rights (including copies of each patent application, office action, response to office action, request for terminal disclaimer, and request for reissue or reexamination of any patent or patent application) and to interact with Licensee with respect to the preparation, filing, prosecution and maintenance of Penn Patent Rights. Penn has the right to take action to preserve rights and minimize cost whether or not Licensee has commented, and will use reasonable efforts to not allow any Penn Patent Rights for which Licensee is licensed and is underwriting the costs to lapse or become abandoned without Licensee’s written authorization under this Agreement, except for filing of continuations, divisionals, or the like that substitute for the lapsed application, provided that, Penn shall have no requirement to file, prosecute, or maintain Penn Patent Rights if Licensee is not current with the Patent Cost obligations as set forth in this Agreement. For the purposes of this Agreement, “maintenance” of the Penn Patent Rights includes inter partes patent review proceedings before the USPTO or a similar patent administration outside the US. For further clarity, validity challenges raised in infringement litigation will be handled per Section 5.4, Infringement.

5.1.2
Licensee has the right to request that a patent application be filed in a country or territory filing via a written request to Penn [***] prior to the deadline set by the patent office in the territory in which filing is to take place (“Prosecution Request”). [***]

5.1.3
If, and during such time that (i) Licensee is the only party to which Penn Patent Rights have been licensed by Penn, (ii) there are no unpaid Historic Patent Costs or Ongoing Patent Costs, and (iii) Licensee requests to manage the filing, prosecution and maintenance of Penn Patent Rights, then Penn and Licensee will use reasonable efforts to enter into the Client and Billing Agreement with Patent Counsel in substantially the form attached hereto as Appendix III, which agreement upon execution shall, determine the management of Penn Patent Rights, in lieu of Section 5.1.1, provided that upon the termination of such agreement, the management of Penn Patent Rights shall be in accordance with Section 5.1.1.

5.2	Patent Costs.

5.2.1
Within [***] of the Effective Date, Licensee will reimburse Penn for all documented out-of-pocket costs for the filing, prosecution and maintenance of Penn Patent Rights, including all accrued attorney fees, expenses, official and filing fees (“Patent Costs”), incurred prior to the Effective Date (“Historic Patent Costs”) to the extent not previously reimbursed by Licensee under the Original Agreement.

5.2.2	Licensee will bear all Patent Costs incurred during the Term (“Ongoing Patent Costs”).

5.2.3
At any time, at Penn’s request, Licensee shall pay in advance the Patent Counsel’s estimated costs for undertaking material patent actions before Penn authorizes the Patent Counsel to proceed (“Advance Payment”). Notwithstanding whether Licensee makes an Advance Payment for any patent action, Licensee shall bear all Patent Costs incurred during the Term and shall pay such amounts within [***] of receipt of invoice for such patent actions. For clarity, the term “Patent Costs” means and includes Historic Patent Costs and Ongoing Patent Costs. For further clarity, this Section 5.2.3 shall not apply during any period during the Term where a Client and Billing Agreement is in effect.

5.3
Termination of Rights in, and Obligations with respect to, Certain Penn Patent Rights. Licensee may terminate its rights in, and obligations with respect to, any or all of Penn Patent Rights by providing written notice to Penn (“Patent Termination Notice”). Termination of Licensee’s rights in and obligation with respect to such Penn Patent Right will be effective [***] after receipt of such Patent Termination Notice by Penn. Penn will use reasonable efforts to curtail Patent Costs chargeable to Licensee under this Agreement after the receipt of the Patent Termination Notice is received. Penn may continue prosecution and maintenance of such Patent Rights at its sole discretion and expense, and such Patent Rights will then be Carve-Out Patent Rights and therefore not subject to this Agreement, including the License, and Licensee will have no further rights or license to them.

5.3.1
In the event that Penn terminates Licensee’s rights and license in certain Penn Patent Rights pursuant to Section 3.3.2 (Diligence Events), such that they become Carve -Out Patent Rights and therefore not subject to this Agreement, Licensee will have no further patent reimbursement obligation with respect to Carve-Out Patent Rights except to the extent such patent reimbursement obligation accrued prior to the applicable Patent Termination Notice.

5.4	Infringement.

5.4.1
If either Party believes that an infringement by a Third Party with respect to any Penn Patent Right is occurring, the knowledgeable Party will provide the other Party with (a) written notice of such infringement or potential infringement and (b) evidence of such infringement or potential infringement (the “Infringement Notice”). [***] Both Penn and Licensee will use their diligent efforts to cooperate with each other to terminate such infringement without litigation.

5.4.2
If infringing activity of potential commercial significance has not been abated within [***] following the date the Infringement Notice for such activity was provided, then during the period in which, and in the jurisdiction where, Licensee has exclusive rights under this Agreement, Licensee may institute suit for patent infringement against the infringer [***]. Penn may voluntarily join such suit at Licensee’s reasonable expense, but Penn may not thereafter commence suit against the infringer for the acts of infringement that are the subject of Licensee’s suit or any judgment rendered in such suit. Licensee may not join Penn in a suit initiated by Licensee without Penn’s prior written consent, such consent not to be unreasonably withheld. If in a suit initiated by Licensee, Penn is involuntarily joined, then Licensee will pay any costs incurred by Penn arising out of such suit, including any legal fees of counsel that Penn selects and retains to represent it in the suit. Licensee shall be free to enter into a settlement, consent judgment or other voluntary disposition, provided that any settlement, consent judgment or other voluntary disposition that (i) limits the scope, validity or enforcement of Penn Patent Rights or (ii) admits fault or wrongdoing on the part of Licensee or Penn must be approved in advance by Penn in writing. Licensee’s request for such approval shall include complete copies of final settlement documents, a detailed summary of such settlement, and any other information material to such settlement. Penn shall provide Licensee notice of its approval or denial within [***] of any request for such approval by Licensee, provided that (x) in the event Penn wishes to deny such approval, such notice shall include a detailed written description of Penn’s reasonable objections to the proposed settlement, consent judgment, or other voluntary disposition and (y) Penn shall be deemed to have approved of such proposed settlement, consent judgment, or other voluntary disposition in the event it fails to provide such notice within such [***] period in accordance herewith.

5.4.3
If, within [***] following the date the Infringement Notice was provided, infringing activity of potential commercial significance has not been abated and if Licensee has not brought suit against the infringer, then Penn may institute suit for patent infringement against the infringer. If Penn institutes such suit, then Licensee may not join such suit without the prior written consent of Penn and may not thereafter commence suit against the infringer for the acts of infringement that are the subject of Penn’s suit or any judgment rendered in such suit.

5.4.4
Notwithstanding Sections 5.4.2 and 5.4.3, in the event that any Penn Patent Rights are infringed by a Third Party (a) prior to the First Commercial Sale of a Product in the United States or (b) if any of the infringed Penn Patent Rights are also licensed by Penn to a Third Party prior to any enforcement action being taken by either Party regarding such infringement, the Parties shall discuss, and will mutually agree, in writing, as to how to handle such infringement by such Third Party. Notwithstanding anything in this Section 5.4, Licensee shall not provide notice of infringement or potential infringement to a Third Party (including the infringer) or engage in any enforcement action or activities, or have any rights under this Agreement related thereto, with regard to any Carve-Out Patent Rights.

5.4.5
Any recovery or settlement received in connection with any suit will first be shared by Penn and Licensee equally to cover any litigation costs each incurred and next shall be paid to Penn or Licensee to cover any litigation costs it incurred in excess of the litigation costs of the other. Any remaining recoveries shall be allocated as follows:

5.4.6
[***] Each Party will reasonably cooperate and assist with the other in litigation proceedings instituted hereunder but at the expense of the Party who initiated the suit (unless such suit is being jointly prosecuted by the Parties). For clarity, such requirement does not require a Party to join a suit unless otherwise specifically required under this Agreement. If Penn is subjected to third party discovery related to the Penn Patent Rights or Products licensed to Licensee hereunder, Licensee will pay Penn’s documented out of pocket expenses with respect to same.

5.5
Patent Marking. Licensee shall place in a conspicuous location on any Product (or its packaging where appropriate and practicable) made, imported and/or Sold under this Agreement a patent notice that is not in contravention of Laws concerning the marking of patented articles where such Product is made, used, imported and/or sold, as applicable. Upon request from Penn, Licensee shall provide evidence of proper marking.

5.6	Confidentiality.

5.6.1
Each Party agrees that, for the Term and for [***] thereafter, such Party shall (a) use the same degree of care to maintain the secrecy of the Confidential Information of the other Party that it uses to maintain the secrecy of its Confidential Information of like kind, (b) use the Confidential Information of the other Party only to accomplish the purpose of this Agreement or for audit or management purposes and (c) ensure that any employees, customers, and distributors are bound to it by similar obligations of confidence and to make sure such disclosure occurs only as required to accomplish the purposes of this Agreement.

5.6.2
A Party may disclose the Confidential Information of the other Party to the extent required by Law or court order; provided, however, that the recipient promptly provides to the disclosing Party prior written notice of such disclosure and provides reasonable assistance in obtaining an order or other remedy protecting the Confidential Information from public disclosure.

ARTICLE 6
REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1	Mutual Representations and Warranties. Each Party represents and warrants to the other Party that, as of the Effective Date:

6.1.1	such Party is duly organized and validly existing under the Laws of the jurisdiction of its incorporation or organization;

6.1.2	such Party has taken all action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement;

6.1.3
this Agreement is a legal and valid obligation of such Party, binding upon such Party and enforceable against such Party in accordance with the terms of this Agreement, except as enforcement may be limited by applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles; and

6.1.4	such Party has all right, power and authority to enter into this Agreement, to perform its obligations under this Agreement.

6.2	[***]

6.3	Disclaimer of Representations and Warranties.

6.3.1
Other than the representations and warranties provided in Section 6.1 and Section 6.2 above, PENN MAKES NO REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, AND EXPLICITLY DISCLAIMS ANY REPRESENTATION AND WARRANTY, INCLUDING WITH RESPECT TO ANY ACCURACY, COMPLETENESS, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, COMMERCIAL UTILITY, NON-INFRINGEMENT OR TITLE FOR THE INTELLECTUAL PROPERTY, PATENT RIGHTS, LICENSED INFORMATION, LICENSE AND ANY PRODUCT.

6.3.2	Furthermore, nothing in this Agreement will be construed as:

(a)	A representation or warranty by Penn as to the validity or scope of any Penn Patent Right;

(b)
A representation or warranty that anything made, used, sold or otherwise disposed of under the License is or will be free from infringement of patents, copyrights, trademarks or any other forms of intellectual property rights or tangible property rights of Third Parties;

(c)	Obligating Penn to bring or prosecute actions or suits against Third Parties for patent, copyright or trademark infringement;

(d)
Conferring by implication, estoppel or otherwise any license or rights under any Patent Rights of Penn other than Penn Patent Rights as defined herein, regardless of whether such Patent Rights are dominant or subordinate to Penn Patent Rights; and,

(e)	Obligating Penn to furnish any know-how.

6.4	Covenants of Licensee.

6.4.1
Licensee and its Affiliates will not, directly or indirectly (including where such is done by a Third Party on behalf of Licensee or its Affiliates, at the urging of Licensee or its Affiliates or with the assistance of the Licensee or its Affiliates) challenge the validity, scope, or enforceability of or otherwise oppose any Penn Patent Right , provided that if any Penn Patent Right is asserted against Licensee or its Affiliate for activities authorized under this Agreement, then Licensee or such Affiliate is entitled to all and any defenses available to it including challenging the validity or enforceability of such Patent Right.

6.4.2
Licensee will comply with all Laws that apply to its activities or obligations under this Agreement. For example, Licensee will comply with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the applicable agency of the United States government and/or written assurances by Licensee that Licensee will not export data or commodities to certain foreign countries without prior approval of the agency.

6.4.3	Licensee will not grant a security interest in the License or this Agreement.

6.4.4	[***]

6.5
Participation Rights. If the Licensee proposes to sell any equity securities or securities that are convertible into equity securities of the Licensee, then Penn and/or its Assignee (as defined below) will be offered the same terms and conditions as are offered to the other purchasers in each such financing, the right to purchase up to such number of the securities in the offering as will cause Penn and its Assignee to own collectively stock representing at least Penn’s then current fully diluted percentage of the securities of Licensee. For example, if Penn owned [***] of the securities of Licensee on a fully diluted basis before the offering of equity securities, then if Penn and/or Penn’s Assignee fully exercised its participation rights hereunder, Penn and its Assignee will collectively own [***] of the securities of Licensee on a fully diluted basis after the offering of equity securities and Penn and/or its Assignee’s exercise of its participation rights in full. Penn shall exercise its rights within [***] of receiving notice from Licensee of the applicable terms and conditions with respect to each financing round covered by this section, and failing that, such offer shall expire. The term “Assignee” means (a) any entity to which Penn’s participation rights under this section have been assigned either by Penn or another entity, or (b) any entity that is an Affiliate of Penn. This section shall survive the termination of this Agreement.

ARTICLE 7
INDEMNIFICATION; INSURANCE AND LIMITATION OF LIABILITY

7.1	Indemnification by Licensee.

7.1.1	Penn Indemnification.

7.1.1.1
Licensee shall defend, indemnify and hold Penn and its respective trustees, officers, faculty, students, employees, contractors and agents (the “Penn Indemnitees”) harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorneys’ fees), including, without limitation, bodily injury, risk of bodily injury, death and property damage to the extent arising out of Third Party claims or suits related to (a) the Original Agreement, this Agreement or any Sublicense, including (i) the development, testing, use, manufacture, promotion, sale or other disposition of any Product (including any product liability claim), (ii) any enforcement action or suit brought by Licensee against a Third Party for infringement of Penn Patent Rights, (iii) any claim by a Third Party that the practice of Penn Patent Rights or use of Licensed Information or the design, composition, manufacture, use, sale or other disposition of any Product infringes or violates any patent, copyright, trade secret, trademark or other intellectual property right of such Third Party, (iv) any breach of the Original Agreement or this Agreement or Laws by Licensee, its Affiliates or Sublicensees and (b) Licensee’s gross negligence, omissions or willful misconduct, provided that Licensee’s obligations pursuant to this Section 7.1 shall not apply to the extent such claims or suits result from the exercise by Penn of its retained rights under the Penn Patent Rights pursuant to Section 2.2 of this Agreement or the gross negligence or willful misconduct of any of the Penn Indemnitees, in each case as determined by a court of law.

7.1.1.2
As a condition to a Penn Indemnitee’s right to receive indemnification under this Section 7.1, Penn shall: (a) promptly notify Licensee as soon as it becomes aware of a claim or suit for which indemnification may be sought pursuant hereto (provided, that the failure to do so in a timely manner shall not affect the Licensee’s indemnification obligations hereunder); (b) reasonably cooperate, and cause the individual Penn Indemnitees to reasonably cooperate, with Licensee in the defense, settlement or compromise of such claim or suit (at the expense of the Licensee); and (c) permit the Licensee to control the defense, settlement or compromise of such claim or suit, including the right to select defense counsel. In no event, however, may Licensee compromise or settle any claim or suit in a manner which (a) admits fault or negligence on the part of Penn or any other Penn Indemnitee; (b) commits Penn or any other Penn Indemnitee to take, or forbear to take, any action, without the prior written consent of Penn, or (c) grant any rights under the Penn Patent Rights except for Sublicenses permitted under Article 2. Penn shall reasonably cooperate with Licensee and its counsel in the course of the defense of any such suit, claim or demand, such cooperation to include without limitation using reasonable efforts to provide or make available documents, information and witnesses.

7.1.1.3
Notwithstanding Section 7.1.1.2 above, in the event that a bona fide conflict exists between Licensee and Penn or any other Penn Indemnitee with respect to a claim or suit subject to indemnification hereunder, such that the same counsel cannot represent the parties, then Penn or any other Penn Indemnitee shall have the right to defend against any such claim or suit itself, including by selecting its own counsel, with any documented attorney’s fees and litigation expenses being paid for by [***]. [***].

7.1.2	[***]

7.2	Insurance.

7.2.1
Licensee, at its sole cost and expense, must insure its activities in connection with the exercise of its rights under this Agreement and obtain, and keep in force and maintain Commercial Form General Liability Insurance (contractual liability included) with limits as follows:

7.2.1.1 Each occurrence	$[***];

7.2.1.2 General aggregate	$[***]

Prior to the commencement of clinical trials, if applicable, involving Product:

7.2.1.3 Clinical trials liability insurance	$[***]

Prior to the First Commercial Sale of a Product:

7.2.1.4 Products liability insurance	$[***]

Penn may review periodically the adequacy of the minimum amounts of insurance for each coverage required by this Section 7.2.1, and has the right to require Licensee to adjust the limits in Penn’s reasonable discretion.

7.2.2
If the above insurance is written on a claims-made form, it shall continue for [***] following termination or expiration of this Agreement. The insurance shall have a retroactive date of placement prior to or coinciding with the Original Agreement Effective Date, the date of commencement of clinical trials, or the date of First Commercial Sale, as applicable to the types of insurance required pursuant to Section 7.2.1.

7.2.3	Licensee expressly understands, however, that the coverages and limits in Section 7.2.1 do not in any way limit Licensee’s liability or indemnification obligations. Licensee’s insurance will:

7.2.3.1	Be issued by an insurance carrier with an A.M. Best rating of “A” or better;

7.2.3.2	Provide for [***] advance written notice to Penn of any reduction in such insurance;

7.2.3.3	State that Penn is endorsed as an additional insured with respect to the coverages in Section 7.2.1; and

7.2.3.4
Include a provision that the coverages will be primary and will not participate with nor will be excess over any valid and collective insurance or program of self insurance carried or maintained by Penn.

7.2.4
Licensee must furnish to Penn with (a) valid certificate of insurance evidencing compliance with all requirements of this Agreement and (b) additional insured endorsements for Licensee’s applicable policies naming “The Trustees of the University of Pennsylvania” as an additional insured. Licensee must furnish both documents within [***] of the Effective Date (to the extent not previously provided under the Original Agreement), once per year thereafter and at any time there is a modification in such insurance.

7.3
LIMITATION OF LIABILITY. IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS AFFILIATES BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING LOSS OF PROFITS, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREIN OR ANY BREACH HEREOF. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS AGREEMENT SHALL LIMIT LICENSEE’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 7.1 OR SHALL LIMIT PENN’S REMEDIES OR ABILITY TO RECOVER DAMAGES, INCLUDING INCREASED DAMAGES, FOR WILLFUL INFRINGEMENT IN THE EVENT PENN ASSERTS ITS INTELLECTUAL PROPERTY RIGHTS.

ARTICLE 8
TERM AND TERMINATION

8.1
Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless terminated sooner as provided below, shall continue in full force and effect until the later of (i) expiration or abandonment of the last Penn Patent Right or (ii) ten (10) years from the First Commercial Sale of a Product.

8.2
Termination of the Agreement by Licensee for Convenience. At any time during the Term, Licensee may, at its convenience, terminate this Agreement upon providing at least [***] prior written notice to Penn of such intention to terminate, provided that Licensee ceases using the License or making, using, or selling Products following the effective date of such termination.

8.3	Termination For Cause.

8.3.1
If Licensee fails to fulfill its obligations under Section 3.2 (i.e. use Commercially Reasonable Efforts to develop and commercialize a Product), Penn may provide written notice to Licensee of such failure. If Licensee fails to address such failure to the reasonable satisfaction of Penn within [***] of receiving such written notice, Penn may terminate this Agreement upon written notice to Licensee.

8.3.2
In the event Licensee fails to achieve any Diligence Event by the corresponding Achievement Date in accordance to Section 3.3.1, Penn has the right and option to terminate this Agreement, upon written notice, with immediate effect.

8.3.3
If Licensee materially breaches any of its material obligations under this Agreement, Penn may give to Licensee a written notice specifying the nature of the default, requiring it to cure such breach, and stating its intention to terminate this Agreement. If such breach is not cured within [***] of such notice, such termination shall become effective upon a notice of termination by Penn thereafter. For clarity, a breach of a material obligation includes:

8.3.4
[***] In addition to all other remedies available to it, Penn may terminate this Agreement, upon written notice, with immediate effect, upon a breach of [***], provided, however, that in the event that, in the sole discretion of Penn, such breach is curable without adverse effect on Penn, Licensee will have [***] from receipt of such written notice to cure any breach under [***] and, if so cured, the Agreement shall not terminate.

8.3.5
Penn may terminate this Agreement, upon written notice, with immediate effect if, at any time, Licensee is unable to pay its debts, including any debts related to exclusive Sublicensees, when they come due, or files in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of Licensee or of its assets, or if Licensee proposes a written agreement of composition or extension of its debts, or if Licensee is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not dismissed within [***] after the filing thereof, or if Licensee proposes or is a party to any dissolution or liquidation, or if Licensee makes an assignment for the benefit of its creditors of all or substantially all its assets (in each case, “Bankruptcy Action”).

8.4	Effects of Termination.

8.4.1	Notwithstanding the termination of this Agreement, the following provisions shall survive: Sections 4.8-4.13, inclusive, 5.6, 6.3, and 8.4 and Articles 7 and 9.

8.4.2
Termination of this Agreement shall not relieve the Parties of any obligation or liability that, at the time of termination, has already accrued hereunder, or which is attributable to a period prior to the effective date of such termination. Termination of this Agreement shall not preclude either Party from pursuing all rights and remedies it may have hereunder or at Law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation.

8.4.3
If this Agreement is terminated for any reason, all outstanding Sublicenses (including all Sublicense Documents for each Sublicense) not in default will be assigned by Licensee to Penn, and such assignment will be accepted by Penn. Each assigned Sublicense will remain in full force and effect with Penn as the licensor or sublicensor instead of Licensee, but the duties and obligations of Penn under the assigned Sublicenses will not be greater than the duties of Penn under this Agreement, and the rights of Penn under the assigned Sublicenses will not be less than the rights of Penn under this Agreement, including all financial consideration and other rights of Penn. Penn may, at its sole discretion, amend such outstanding Sublicenses to contain the terms and conditions found in this Agreement.

ARTICLE 9
ADDITIONAL PROVISIONS

9.1
Relationship of the Parties. Nothing in this Agreement is intended or shall be deemed, for financial, tax, legal or other purposes, to constitute a partnership, agency, joint venture or employer-employee relationship between the Parties. The Parties are independent contractors and at no time will either Party make commitments or incur any charges or expenses for or on behalf of the other Party.

9.2
Expenses. Except as otherwise provided in this Agreement, each Party shall pay its own expenses and costs incidental to the preparation of this Agreement and to the consummation of the transactions contemplated hereby

9.3	Third Party Beneficiary. The Parties agree that each Sublicensee is a third party beneficiary of this Agreement with respect to Section 8.4.3. [***]

9.4
Use of Names. Licensee, its Affiliates and Sublicensees may not use the name, logo, seal, trademark, or service mark (including any adaptation of them) of Penn or any Penn school, organization, employee, student or representative, without the prior written consent of Penn. Notwithstanding the foregoing, Licensee may use the name of Penn in a non-misleading and factual manner solely in (a) executive summaries, business plans, offering memoranda and other similar documents used by Licensee for the purpose of raising financing for the operations of Licensee as related to Product, or entering into commercial contracts with Third Parties, but in such case only to the extent necessary to inform a reader that the Penn Patent Rights has been licensed by Licensee from Penn, and to inform a reader of the identity and published credentials of Inventors of the Intellectual Property, and (b) any securities reports required to be filed with the Securities and Exchange Commission.

9.5
No Discrimination. Neither Penn nor Licensee will discriminate against any employee or applicant for employment because of race, color, sex, sexual or affectional preference, age, religion, national or ethnic origin, handicap, or veteran status.

9.6	Successors and Assignment.

9.6.1	The terms and provisions hereof shall inure to the benefit of, and be binding upon, the Parties and their respective successors and permitted assigns.

9.6.2
Licensee may not assign or transfer this Agreement or any of Licensee’s rights or obligations created hereunder, by operation of law or otherwise, without the prior written consent of Penn, provided that Penn shall not unreasonably withhold, condition or delay its consent. Licensee may assign or transfer this Agreement in its entirety without the consent of Penn in connection with a merger, consolidation, or sale or transfer of all or substantially all of its assets without any requirement to obtain Penn’s consent, to unrelated third party entity provided that: (i) [***]; (ii) there exists no breach by Licensee or its Affiliates of any term of this Agreement, including those caused by a Sublicensee, and Licensee is not in breach of payment or diligence obligations hereunder that has not been cured as of the consummation of such transaction; (iii) the Licensee delivers to Penn [***] written notice of the proposed assignment when such notice may be provided in accordance with applicable securities laws and non-disclosure agreements, (iv) the assignee agrees in writing to be legally bound by this Agreement and to deliver to Penn an updated Development Plan within [***] after the closing of the proposed transaction and (v) the assignment is made as a part of and in connection with an asset sale, stock sale, merger or other combination, or any other transfer of Licensee’s entire business. Any permitted assignment will not relieve Licensee of responsibility for performance of any obligation of Licensee that has accrued at the time of the assignment. For the avoidance of doubt, it is understood and agreed that this Section 9.6.2 shall not include the grant of a sublicense.

9.6.3	Any assignment not in accordance with this Section 9.6 shall be void.

9.7
Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

9.8
Entire Agreement of the Parties; Amendments. This Agreement, the Exhibits and Appendices or Schedules hereto, Equity Issuance Agreement and, to the extent entered into, the Client & Billing Agreement constitute and contain the entire understanding and agreement of the Parties respecting the subject matter hereof and cancel and supersede any and all prior negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter. No waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in a writing referencing this Agreement and signed by a duly authorized officer of each Party.

9.9
Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Pennsylvania, excluding application of any conflict of laws principles that would require application of the law of a jurisdiction outside of the Commonwealth of Pennsylvania.

9.10
Dispute Resolution. If a dispute arises between the Parties concerning this Agreement, then the Parties will confer, as soon as practicable, in an attempt to resolve the dispute. If such dispute remains unresolved, it will be escalated to Licensee’s Chief Executive Officer and Penn Center for Innovation’s Managing Director or their respective designee(s), for discussion in good faith. If the Parties are not able to resolve the dispute within [***] of submission to such officers, then the Parties will submit to the exclusive jurisdiction of, and venue in, the state and Federal courts located in the Eastern District of Pennsylvania.

9.11
Notices and Deliveries. Any notice, request, approval or consent required or permitted to be given under this Agreement shall be in writing and directed to a Party at its address or facsimile number shown below or such other address or facsimile number as such Party shall have last given by notice to the other Party. A notice will be deemed received: if delivered personally, on the date of delivery; if mailed, five (5) days after deposit in the United States mail; if sent via courier, one (1) business day after deposit with the courier service; or if sent via facsimile, upon receipt of confirmation of transmission provided that a confirming copy of such notice is sent by certified mail, postage prepaid, return receipt requested.

For Penn: Penn Center for Innovation University of Pennsylvania 3600 Civic Center Blvd., 9th Floor Philadelphia, PA 19104-4310 Attention: Managing Director	with a copy to: University of Pennsylvania Office of General Counsel 2929 Walnut Street, Suite 400 Philadelphia, PA 19104-5509 Attention: General Counsel
For Licensee: Opus Genetics, Inc. 223 S. West Street, Suite 900 Raleigh, NC 27603 Attention: [***]	with a copy to: Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, LLP 150 Fayetteville Street, Suite 2300 Raleigh, NC 27601 Attention: [***]

9.12
Waiver. A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any other term or condition hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

9.13
Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under law, but if any provision of this Agreement is held to be prohibited by or invalid under law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. The Parties shall make a good faith effort to replace the invalid or unenforceable provision with a valid one which in its economic effect is most consistent with the invalid or unenforceable provision.

9.14
Interpretation. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Schedules, Appendices and Exhibits shall be deemed references to Articles and Sections of, Schedules, Appendices and Exhibits to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time. Unless the context otherwise requires, countries shall include territories. References to any specific Law or article, section or other division thereof, shall be deemed to include the then-current amendments or any replacement Law thereto.

9.15
Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument. A facsimile or a portable document format (PDF) copy of this Agreement, including the signature pages, will be deemed an original.

9.16
Timely Countersignature. The terms and conditions of this Agreement shall, at Penn's sole option, be considered by Penn to be withdrawn from Licensee's consideration and the terms and conditions of this Agreement, and the Agreement itself to be null and void, unless this Agreement is executed by Licensee and a fully executed original is received by Penn within thirty (30) days from the date of Penn's signature found below.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, duly authorized representatives of the Parties have executed this Agreement as of the Effective Date.

THE TRUSTEES OF THE UNIVERSITY OF PENNSYLVANIA		OPUS GENETICS INC.

By:	/s/ Benjamin C. Dibling, Ph.D.	By:	/s/ Joe Schachle
Name:	Benjamin C. Dibling, Ph.D.	Name:	Joe Schachle
Title:	Deputy Managing Director, Penn Center for Innovation	Title:	Chief Operating Officer
Date:	6/17/2022	Date:	6/23/2022

[Signature Page to License Agreement]

Exhibit A-1
Penn Patent Rights

[***]

Exhibit A-2
Licensed Information

[***]

Exhibit B-1
Diligence Events

[***]

Exhibit B-2
Milestones

[***]

Exhibit B-3
Royalties

[***]

Exhibit B-4
Minimum Annual Royalties

[***]

Exhibit B-5
Penn Sublicense Income

[***]

Appendix I
Equity Issuance Agreement

[***]

Appendix II
Form of Financial Report

[***]

Appendix III
Client & Billing Agreement

[***]

Appendix IV
Development Plan

[***]

Appendix V
Sublicense Development Report

[***]